Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-213120, No. 333-216532, No. 333-223500 and No. 333-225294) and Form S-3 (No. 333-220314 and No. 333-227216) of Protagonist Therapeutics, Inc. of our report dated March 12, 2019 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

March 12, 2019